Ckrush Digital Media Completes Acquisition of Trisoft Media and the Online Social Networking and Entertainment Sites AudioStreet.Net and MixStreet.Net.

— Together These Highly Popular Sites Average 500,000 Unique Visitors Per Month and 8 Million Page Views Per Month —

— Transaction is Synergistic With Ckrush’s LiveMansion.com and Reflects Ckrush’s Strategy of Being an Innovative Force in Online Social Networking and Entertainment —

NEW YORK — (February 7, 2007) Ckrush Digital Media, Inc., a wholly-owned subsidiary of Ckrush, Inc. (OTCBB: CKRH), announced that it completed its previously announced acquisition of the businesses and assets of Trisoft Media, Inc. and AudioStreet, Inc., including the websites http://www.audiostreet.net and http://www.mixstreet.net on February 5, 2007. The purchase consideration was $600,000 in cash and 4 million shares of common stock.

As part of the transaction, Ckrush acquired TriSoft Media’s proprietary software, custom web design, software development, marketing and an array of shared, dedicated and ecommerce web hosting solutions. The popular websites AudioStreet.Net and MixStreet.Net collectively average 500,000 unique visitors per month and upwards of 8 million page views per month.

AudioStreet.Net and MixStreet.Net are online communities that focus primarily on music and music-based content. AudioStreet and MixSteet were launched in 2004 and 2005, respectively as online homes for independent music artists, DJ’s and music mixologists. The sites provide a platform for the promotion and distribution of songs and allow for interaction between musicians and fans. There are approximately 40,000 bands and 20,000 DJ’s on these sites.

Trisoft Media’s business consists principally of it’s a custom web design, software development and web hosting. Trisoft Media has been providing website development services to LiveMansion.com, Ckrush’s interactive online community.

The acquired assets and businesses are complimentary to Ckrush’s cutting edge, interactive social network LiveMansion.com (http://www.livemansion.com), and this acquisition will allow Ckrush to leverage the combined audience of the sites to generate membership, content, and advertising revenues. LiveMansion.com was launched by Ckrush in July 2006 and has been the subject of stories in the New York Times, Variety and CNBC, among others. The acquisition of AudioStreet, Inc. and TriSoft Media, Inc. reflects the continuing implementation of the Company’s strategy to be an innovative, rapidly growing force in the online social networking and digital entertainment categories.

Jeremy Dallow, President of Ckrush, Inc., commented, ‘‘The transaction will allow Ckrush will continue to grow as a leader in the emerging area of online social content and social networking. This acquisition will also allow Ckrush to develop and manage its Internet businesses in house. Moreover, the addition of an existing large and passionate membership base will help fuel the growth of LiveMansion.com and provide for a more robust advertising platform for perspective advertisers interested in reaching a targeted demographic.’’

‘‘We are thrilled to be joining the Ckrush team and are excited about the direction of the Company’’ commented Cary Bartlett of Trisoft. ‘‘Our skills and assets are very complementary with Ckrush’s and coming together makes for a powerful combination. We look forward to helping the Company build its digital businesses.’’

About Ckrush, Inc.

Ckrush, Inc. (OTCBB: CKRH) is a cutting edge entertainment and digital media group capitalizing on the global convergence of the traditional entertainment industry and the ‘‘participatory pop culture’’ revolution of online communities and digital technology. The Company produces feature films, sports programs and other content that target young adults, a highly-coveted entertainment industry demographic comprised of 70 million-plus consumers with an estimated spending power in excess of $200 billion annually. Ckrush’s ‘‘LiveMansion.com’’ (http://www.livemansion.com/) is a fully interactive social network. Ckrush feature films include the recently released ‘‘Beer League,’’ starring Artie Lange, and ‘‘National Lampoon’s TV the Movie,’’ starring Steve O and Wee Man of ‘‘Jackass’’ fame; and ‘‘National Lampoon’s Pledge This,’’ starring Paris Hilton. Ckrush also promotes and distributes televised sports events and other programming through pay-per-view, video-on-demand and other channels. For additional information please visit http://www.ckrush.net/.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on management’s current expectations or beliefs, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological and/or regulatory factors; acquisitions of dispositions of business assets; and the potential impact of future decisions by management. More detailed information about these factors may be found in filings by Ckrush, Inc. with the Securities and Exchange Commission. Ckrush, Inc. is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:
Ckrush, Inc.
Jeremy Dallow, 212-564-1111